Exhibit 99.1

AITX’s RAD Welcomes 3JS Security as an Authorized Dealer, Expanding the Reach of AI-Powered Security Solutions

Detroit, Michigan, October 1, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), is pleased to announce that 3JS Security, a Service-Disabled Veteran-Owned Small Business (SDVOSB) and trusted security solutions provider, has joined RAD’s network as an authorized dealer. This collaboration aims to accelerate the deployment of RAD’s advanced AI-powered security solutions across 3JS Security’s extensive client base.

With a leadership team comprised of former law enforcement and military personnel, 3JS Security brings a wealth of expertise in security best practices and the latest technological solutions. Over the years, the company has developed strong relationships with its clients, ranging from municipalities and distribution centers to hospitality and event venues. Their decision to become an authorized RAD dealer reflects a commitment to providing cutting-edge security tools that meet the evolving needs of their diverse clientele.

“We have known of RAD for a number of years, but recently re-evaluated their solutions and approach,” said Keith Drummond, VP of Business Development at 3JS Security. “We found their combination of advanced technology and real-time deterrence capabilities to be the right fit at the right time. RAD’s autonomous response technology offers something the industry has been missing - immediate action and crime deterrence, rather than just passive surveillance.”

3JS Security, known for its dedication to continuous improvement, has long been trusted to evaluate and implement emerging technologies for its clients. The leadership at 3JS Security believes that AI and robotics will be pivotal in shaping the future of security services.

“As technology advances, particularly in AI and robotics, the security industry must evolve,” added Drummond. “Cameras and sensors are useful, but they lack the ability to pre-emptively act. RAD’s solutions provide the necessary action, which will help clients in industries such as distribution, construction, and law enforcement maximize their safety and security efforts. We’re excited to bring RAD’s innovative solutions to the market and redefine how security is approached.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, also welcomed the new partnership. “We’re thrilled to have 3JS Security join the RAD family as a dealer. Their deep experience in security and their commitment to adopting innovative technologies align perfectly with RAD’s mission to revolutionize the security industry.”

This dealer relationship underscores RAD’s commitment to delivering AI-powered security solutions that are not only advanced but also practical for real-world applications. RAD’s lineup of autonomous systems, including ROSA™, RIO™, and AVA™, has been designed to enhance security profiles, deter crime, and reduce operational costs, making it a valuable addition to the 3JS Security portfolio.

Troy McCanna, RAD’s Chief Security Officer & Senior Vice President of Revenue Operations, commented, “It’s great to see the transformation happening in our sector. For too long, many organizations have relied on conventional methods that have grown stale and inefficient. 3JS Security’s decision to embrace RAD’s cutting-edge technology shows that forward-thinking companies are ready to push past the status quo and adopt more innovative solutions.”

About 3JS Security

3JS Security, LLC is led by a command staff of former law enforcement officers and military veterans, with the majority of its security officers coming from similar backgrounds. The company specializes in a wide range of security services, including schools, loss prevention, retail, events, construction, and more, all with a commitment to discipline, honor, and integrity. Serving the state of Texas, 3JS Security offers both armed and unarmed protection, as well as security consultation services. For more information, please visit www.3jssecurity.com.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060
@SteveReinharz